Exhibit 99.1

Opexa to Present at the Rodman & Renshaw Annual Global Investment
Conference - Healthcare on September 13, 2011

THE WOODLANDS, Texas--(BUSINESS WIRE)--September 7, 2011--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing Tovaxin®, a novel T-cell therapy for multiple sclerosis (MS), today announced that Neil K. Warma, Opexa’s President and Chief Executive Officer, will deliver a corporate presentation at the Rodman & Renshaw Annual Global Investment Conference - Healthcare. The conference will be held September 11-13 at The Waldorf Astoria in New York City.

Opexa’s presentation will occur at 11:40 a.m. (EDT) on Tuesday, September 13, 2011 in Metropolitan East of The Waldorf Astoria Hotel and will include an overview of the Company’s ongoing clinical development program for Tovaxin, the Company’s lead therapy for MS. The presentation will be webcasted and the link to access the audio webcast and presentation will be available at the Investor Relations page of the Company’s website at www.opexatherapeutics.com.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in late stage clinical development for MS. Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

Opexa is preparing for a Phase III clinical trial with Tovaxin in Relapsing-Remitting Multiple Sclerosis (RRMS) following the completion of a Phase IIb clinical study in 150 patients with MS. Data from this clinical study show evidence that RRMS patients treated with Tovaxin saw overall clinical and disability benefits over the placebo group, including a clinically relevant decrease in the Annualized Relapse Rate (ARR), and improvement in disability score (EDSS), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment. In addition, Opexa is evaluating opportunities to advance Tovaxin through clinical development in Secondary Progressive Multiple Sclerosis (SPMS), an area with high unmet medical need.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281-775-0600
nwarma@opexatherapeutics.com